EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kirby Corporation:

We consent to the incorporation by reference in the registration statement (No. 33-56195) on Form S-3 and (No. 33-68140, No. 33-57621, No. 333-57625, No. 333-33913, No. 333-72592, No. 333-129290 and No. 333-129333) on Form S-8 of Kirby Corporation and consolidated subsidiaries of our reports dated February 27, 2008, with respect to the consolidated balance sheets of Kirby Corporation and consolidated subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Kirby Corporation and subsidiaries.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for share-based payment. As discussed in Note 8 to the consolidated financial statements, effective December 31, 2006, the Company changed its accounting for defined benefit pension and other postretirement plans.

KPMG LLP

Houston, Texas
February 27, 2008